Exhibit 99.1

Physicians Formula Holdings, Inc. Announces Second Quarter 2011 Results

Second Quarter 2011 Net Sales Were Up 0.5% Versus the Year Ago Period, Including a High Single Digit Increase in Gross Sales

Generates Loss per Common Share of $(0.02) and Adjusted EBITDA of $1.4 Million in the Second Quarter of 2011, Slightly Ahead of Management Expectations

Company Ships New Skin Care Line Starting in June 2011 to Approximately 2,500 Wal-Mart Doors

AZUSA, CA (August 4, 2011) - Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced financial results for the three and six months ended June 30, 2011.

Results for the Second Quarter of 2011

Net sales were $20.9 million for the second quarter of 2011, compared to $20.8 million for the same period in 2010, an increase of 0.5%. Contributing to net sales was a high single digit increase in gross sales versus the same period in 2010, which was driven by strong 2011 new product performance, including the initial shipment of the Company's new skin care line to approximately 2,500 Wal-Mart doors in June 2011, as well as solid growth in the Company's base product line. Also, returns expense, a contra-revenue item, improved from 12.0% of net sales in the year ago period to 8.5% of net sales in the current quarter.

The increase in gross sales and the improvement in returns expense were almost entirely offset by $2.7 million in increased consumer and trade promotion spending captured in contra-revenue, explaining the essentially flat quarter-over-quarter net sales performance. The increases to consumer and trade promotions spending included significantly higher coupon, co-operative advertising and retail marketing expenses, which the Company noted were implemented to increase brand awareness and trial of the Company's successful 2011 new products.

Gross margin for the second quarter of 2011 was 48.4% of net sales versus 52.9% in the prior year period. The Company noted that the quarter-over-quarter decline in gross margin was primarily driven by the increased consumer and trade promotion spending mentioned above, partially offset by the benefits of an approximately $0.8 million reduction in operations costs in the current quarter, notably a reduction in air freight expense for inbound raw materials and components.

Selling, general and administrative expenses (“SG&A”) were $10.0 million for the second quarter of 2011 versus $8.7 million for the prior year period, an increase of $1.3 million. The driver of the quarter-over-quarter increase in SG&A expenses was $1.3 million in higher planned consumer marketing expenses, also consistent with the Company's 2011 investment strategy.

The net loss for the second quarter of 2011 was $(0.3) million, or $(0.02) per common share. This compares to net income of $1.4 million, or $0.09 per diluted common share for the second quarter of 2010. Net income decreased from the prior year period primarily due to the $2.7 million in higher consumer and trade promotion spending captured in contra-revenue, as well as the $1.3 million in higher marketing expenses captured in SG&A. The impact of this total $4.0 million increase in trade promotion and marketing spending is approximately $0.16 of earnings per diluted common share, net of tax.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) for the second quarter of 2011, as calculated by its lenders in the Company's credit agreements, was $1.4 million, which is $2.2 million lower than the $3.6 million of Adjusted EBITDA in the second quarter of 2010. The decline in Adjusted EBITDA was also primarily driven by the increase in trade promotion and marketing spending, and is reconciled to the net loss in the financial tables at the end of this press release.

Ingrid Jackel, Chairwoman and CEO of Physicians Formula stated, “We are pleased with our second quarter results, which were slightly ahead of management's expectations. We are particularly excited by the fact that our investment strategy is working, as evidenced by the facts that our gross sales expanded in the high single digits and a significant number of new consumers purchased the brand since the beginning of the year. Based on the year-to-date success of our investment strategy, we have decided to increase our investments in the back half of 2011 relative to our original plan.”

Ms. Jackel continued, “We are also excited that our new skin care line began to ship to approximately 2,500 Wal-Mart doors in June, and we expect it to be on shelf by mid-August. This is a major strategic development for us, and we are very proud to have been chosen by Wal-Mart to partner with them in developing these best-in-class products. This demonstrates the strong innovation capabilities of our Company, and it also creates new financial opportunities and risk diversification for us.”

Results for the First Six Months of 2011

Net sales for the first six months of 2011 were $42.0 million, compared to $43.7 million for the same period in 2010, a decrease of 3.9%. Gross sales were up in the mid-single digits, but this was more than offset by increases in consumer and trade promotion spending captured in contra-revenue, again consistent with the Company's investment strategy.

Net income for the first six months of 2011 was $0.1 million, or $0.01 per diluted common share. This compares to net income of $1.9 million, or $0.13 per diluted common share, for the first six months of 2010. The driver of the reduced earnings was the planned increase in trade promotion and marketing investments, which, including those captured as contra-revenue items and in SG&A, increased $6.8 million versus the prior year, or approximately $0.28 of earnings per diluted common share, net of tax.

For the first half of 2011, Adjusted EBITDA was $4.5 million versus $6.9 million for the prior year period. The drivers of the year-over-year reduction in Adjusted EBITDA for the first half were the same as those impacting the lower earnings.

Liquidity Considerations

Net cash provided by operating activities for the first six months of 2011 was $0.2 million. As of June 30, 2011, net debt was $11.7 million, which was comprised of $4.0 million of line of credit borrowings and $7.8 million of subordinated long-term debt, net of $0.1 million of cash and cash equivalents.

During the first six months of 2010, net cash provided from operating activities was $1.6 million. As of June 30, 2010, total net debt was $13.2 million, which was comprised of $7.9 million of line of credit borrowings, and $7.2 million of subordinated long-term debt, net of $1.9 million of cash and cash equivalents.

As of June 30, 2011, the availability on the line of credit was $9.6 million. The Company also noted that it was in compliance with all of its financial covenants at the end of the second quarter.

Outlook

The Company is reaffirming its 2011 fiscal year outlook. It continues to expect net sales to grow in the low single digits versus 2010, net loss per common share to be between $(0.04) and $(0.14) and net cash from operating activities to be positive for the year.

Ms. Jackel commented, “Based on the success of our investment strategy, the first half results have been slightly more positive than we expected. However, the consumer environment is uncertain, causing us to be conservative in our outlook for the remainder of the year.”

Conference Call

The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Thursday, August 4, 2011. Participants may access the call by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). In addition, the call will be webcast via the Company's Web site at www.physiciansformula.com, Investor Relations, where it will also be archived for two weeks. A telephone replay will be available through Thursday, August 18, 2011. To access the replay, please dial (877) 870-5176 (domestic) or (858) 384-5517 (international), passcode 375947.

About Physicians Formula Holdings, Inc.

Physicians Formula is an innovative cosmetics and skin care company operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in 25,700 stores including those operated by Wal-Mart, Target, CVS and Rite Aid.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates," "expects," "believes," "plans," "predicts," and similar terms. In particular, this press release may include forward-looking statements about management's expectations regarding the Company's refinancing, strategy, liquidity, financial performance and outlook. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the loss of any significant retailer customers; the demand for the Company's products; the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations and ability to achieve cost savings; the effect of technological and regulatory changes; the Company's cash needs and financial performance; the Company's ability to comply with the financial covenants in its debt agreements; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's filings with the SEC, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
NET SALES	$20,868	$20,761	$42,006	$43,727
COST OF SALES	10,773	9,777	21,643	22,772
GROSS PROFIT	10,095	10,984	20,363	20,955
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	10,034	8,652	18,853	17,275
INCOME FROM OPERATIONS	61	2,332	1,510	3,680
INTEREST EXPENSE, NET	631	611	1,226	1,272
OTHER (INCOME) EXPENSE	(1)	22	(13)	12
(LOSS) INCOME BEFORE (BENEFIT) PROVISION FOR INCOME TAXES	(569)	1,699	297	2,396
(BENEFIT) PROVISION FOR INCOME TAXES	(241)	333	174	510
NET (LOSS) INCOME	$(328)	$1,366	$123	$1,886

NET (LOSS) INCOME PER COMMON SHARE:
Basic	$(0.02)	$0.10	$0.01	$0.14
Diluted	$(0.02)	$0.09	$0.01	$0.13

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic	13,590,899	13,589,668	13,590,287	13,589,668
Diluted	13,590,899	14,479,442	14,891,863	14,268,318

PHYSICIANS FORMULA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	June 30,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$113	$110
Accounts receivable, net	17,536	24,394
Inventories	23,870	23,305
Prepaid expenses and other current assets	1,218	2,234
Income taxes receivable	636	294
Deferred tax assets, net	7,388	7,649
Total current assets	50,761	57,986

PROPERTY AND EQUIPMENT, NET	2,905	3,056
OTHER ASSETS, NET	5,929	5,480
INTANGIBLE ASSETS, NET	31,369	32,251
TOTAL ASSETS	$90,964	$98,773

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,221	$9,061
Accrued expenses	1,673	2,834
Trade allowances	5,573	6,293
Sales returns reserve	4,023	10,700
Income taxes payable	—	535
Line of credit borrowings	4,017	1,406
Total current liabilities	22,507	30,829

DEFERRED TAX LIABILITIES, NET	8,469	8,738
RELATED PARTY LONG-TERM DEBT	7,764	7,525
OTHER LONG-TERM LIABILITIES	523	503
Total liabilities	39,263	47,595

STOCKHOLDERS' EQUITY:
Series A preferred stock	—	—
Common stock	136	136
Additional paid-in capital	62,330	61,930
Accumulated deficit	(10,765)	(10,888)
Total stockholders' equity	51,701	51,178
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$90,964	$98,773

PHYSICIANS FORMULA HOLDINGS, INC.
RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA
(Unaudited)
(Dollars in thousands)

Pursuant to our credit agreements, Adjusted EBITDA is defined as net income/loss before depreciation, amortization, interest expense, income taxes, goodwill and intangible asset impairment charges, stock-based compensation and non-cash inventory obsolescence charges.

Adjusted EBITDA is a financial measure not computed in accordance with United States generally accepted accounting principles, or GAAP. The Company believes that this non-GAAP measure, when presented in conjunction with comparable GAAP measures, is useful to both management and investors in analyzing the Company's ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company's financial results in the way that management views financial results. Management believes Adjusted EBITDA is useful as a supplemental measure of the Company's financial results because it removes costs not related to the Company's operating performance. Management believes that Adjusted EBITDA should be considered in addition to, but not as a substitute for items presented in accordance with GAAP that are presented in this press release. With the exception of net interest expense and the provision (benefit) for income taxes, the reconciling items are components within cost of sales and selling, general and administrative expenses on the Company's accompanying condensed consolidated statements of operations.

A reconciliation of net (loss) income to EBITDA and Adjusted EBITDA follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net (loss) income	$(328)	$1,366	$123	$1,886
Plus:
Depreciation and amortization	1,234	1,112	2,428	2,226
Interest expense, net	631	611	1,226	1,272
(Benefit) provision for income taxes	(241)	333	174	510
EBITDA	1,296	3,422	3,951	5,894
Stock-based compensation	157	317	379	614
Non-cash inventory obsolescence charges	(58)	(102)	202	351
Adjusted EBITDA	$1,395	$3,637	$4,532	$6,859

(FACE/F)

Contact:    John Mills / Anne Rakunas
ICR, Inc.
(310) 954-1100